EXHIBIT 10.19

SUBLEASE

THIS SUBLEASE is made as of the 30th day of April, 2002, by and between COMPAQ COMPUTER CORPORATION, a Delaware corporation, with an address at 20555 State Highway 249, Houston, Texas 77070 (“Sublandlord”) and NetIQ CORPORATION, a Delaware corporation, with an address at 3553 N 1st Street, San Jose Ca 95134-1803 (“Subtenant”).

W I T N E S S E T H

WHEREAS, Sublandlord is the tenant under a certain lease from NWX Partners, Ltd. (“Landlord”) dated May 17, 1997, (such lease, as amended, is hereinafter referred to as the “Prime Lease”), a true, correct and complete copy of which is attached hereto as Exhibit A. The premises leased to Sublandlord under the Prime Lease are a portion of the building (the “Building”) at 13430 North Freeway, Houston, Texas, which premises are more particularly described in the Prime Lease (the “Leased Premises”); and

WHEREAS, Subtenant wishes to sublease from Sublandlord a portion of the Leased Premises located on and being the entirety of the 11th and 12th floors of the Building shown on the plan attached hereto as Exhibit B, containing approximately 41,674 rentable square feet (the “Sublet Premises”), and Sublandlord is willing to sublet the Sublet Premises to Subtenant on the terms and conditions herein contained.

NOW, THEREFORE, the parties hereto agree as follows:

1.    Demise.    Sublandlord hereby subleases the Sublet Premises to Subtenant and Subtenant hereby sublets the Sublet Premises from Sublandlord subject to the terms and conditions hereinafter stated.

2.    Term.    The term of this Sublease (the “Sublease Term”) shall commence on June 1, 2002 (the “Commencement Date”) and shall expire on October 31, 2004, unless sooner terminated as herein provided. As used in this Sublease, the term “Sublease Year” shall mean a 12-month period commencing on the Commencement Date or an anniversary thereof (except that the last Lease Year shall commence on an anniversary of the Commencement Date and end on the last day of the Sublease Term). Subtenant shall be permitted early access to the Sublet Premises upon receipt by Sublandlord and Subtenant of written consent of the Landlord to this Sublease, provided that (i) Subtenant shall not conduct business from the Sublet Premises prior to the Commencement Date; and (ii) such entry upon and occupancy of the Sublet Premises shall be subject to all of the terms and conditions of this Sublease except that no Fixed Rent shall be due or payable on account of such occupancy prior to the Commencement Date.

3.    Delivery of Sublet Premises.    Sublandlord shall deliver the Sublet Premises on the Commencement Date broom clean and free of occupants and personal property except that Sublandlord shall leave in place the existing raised floor in the computer facility located on the 11th floor of the Building.

Subtenant expressly acknowledges that it has inspected the Sublet Premises, is fully familiar with the physical condition thereof, and agrees to accept them in their “as is” condition. Subtenant acknowledges that, except as expressly set forth herein, Sublandlord has made no representations or warranties regarding the Sublet Premises or the Building, and that it has relied on no such representations or warranties in accepting the Sublet Premises. Subtenant acknowledges that Sublandlord shall have no obligation to do any work in or to the Sublet Premises, or to incur any expense in connection therewith, in order to make them suitable and ready for occupancy and use by Subtenant.

4.    Rent.    Subtenant shall pay to Sublandlord fixed rent (“Fixed Rent”) without offset, deduction or demand in the amount of $18.50 per square foot of rentable area per Sublease Year, or $770,969.00 per year for each Sublease Year, payable in advance in equal monthly installments of $64,247.42 commencing on the Commencement Date and continuing on the first day of every month thereafter. Fixed Rent shall be apportioned for any partial calendar month occurring at the beginning or end of the Sublease Term.

All payments hereunder shall be made at the following address:

Compaq Computer Corporation
20555 State Highway 249
Houston, TX 77269-2000
Attention: Real Estate Manager
MS130109

or at such other address in the continental United States as Sublandlord may from time to time designate by written notice to Subtenant.

Subtenant shall have no liability or obligation for any Operating Expense reimbursement pursuant to Article 5 of the Prime Lease.

All sums which Subtenant agrees to pay under this Sublease other than Fixed Rent, or which Sublandlord pays or incurs as a result of a default by Subtenant, including without limitation interest at the Default Rate of Interest as defined in Section 13, shall be included within the term “Rent” as used in this Sublease.

5.    Service and Utilities.    Subject to the provisions of Sections 10 and 11.d below, services shall be provided by the Landlord in accordance with Sections 7.01 and 7.02 of the Prime Lease. Any usage by Subtenant of HVAC services outside the days and hours specified in the Prime Lease for such service to the Leased Premises shall be at Subtenant’s sole cost and expense pursuant to Section 7.02 of the Prime Lease. Subtenant shall request such after-hours HVAC service directly from the Landlord (unless the Landlord refuses to accept such requests from Subtenant, in which event requests shall be made to Sublandlord) and shall make all payments on account thereof to Sublandlord within ten (10) days after written demand therefor. Sublandlord will not request any additional services under Section 7.02 of the Prime Lease for the Sublet Premises without Subtenant’s consent.

Except as set forth below, no interruption in any utility service to the Sublet Premises shall give Subtenant any right to terminate this Sublease or shall give rise to any claim for set-off or any abatement of Rent or of any of Subtenant’s obligations under this Sublease when such interruption results from any cause other than the negligence or willful misconduct of Sublandlord or Sublandlord’s agents or employees.

Notwithstanding the foregoing, (a) in the event that Sublandlord is entitled to an abatement of rent under Section 7.03 of the Prime Lease by reason of Landlord’s failure to deliver essential services to a portion of the Leased Premises which includes some or all of the Sublet Premises, Subtenant shall receive a corresponding abatement of rent under this Sublease based on the extent to which such failure by Landlord has rendered part or all of the Sublet Premises untenantable, and (b) in the event that Sublandlord would be entitled to exercise a right of self-help with respect to the Sublet Premises pursuant to Section 7.03 of the

Prime Lease by reason of Landlord’s failure to deliver essential services thereto, Sublandlord shall, at the written request of Subtenant and at Subtenant’s sole cost and expense, exercise in a reasonable manner such rights of self-help.

Subtenant shall not connect to the Building’s electrical system any equipment which operates in excess of the current capacity of such system as specified in Section 7.01(h) of the Prime Lease without Sublandlord’s and Landlord’s prior written consent.

6.    Use.    Subtenant shall continuously use and occupy the Sublet Premises, to the extent permitted by law, for general office use only, and for no other use or purpose. Sublandlord makes no representation or warranty as to the necessity of obtaining any license, permit or approval from any federal, state or municipal governmental authority for such uses.

Subtenant shall not conduct any activity on the Sublet Premises, the Building or the parcel of land upon which the Building is located (the “Land”), which is improper or offensive, which is not permitted under the Prime Lease, or which causes any noise, odor or vibration to be emitted from the Sublet Premises, the Building or the Land. Subtenant shall comply with (i) the reasonable rules and regulations of the Building and Land as the same may be promulgated and modified by Landlord from time to time, (ii) all applicable laws, statutes, ordinances, by-laws, regulations, restrictions, and with the requirements of all governmental approvals, licenses and permits, relating to the Sublet Premises, the Building, or the Land (collectively, “Legal Requirements”); provided, however, that in no event shall Subtenant be required to perform any alterations or additions to the Sublet Premises, the Building or the Land which are required by Legal Requirements for general office use as opposed to any use which is specifically made of the Sublet Premises (or any portion thereof) by Subtenant, and (iii) the provisions of all insurance policies from time to time in effect with respect to the Sublet Premises, the Building, or the Land (collectively, “Insurance Requirements”). In addition, Subtenant shall obtain, keep in force, all governmental approvals, licenses and permits required for Subtenant’s specific use of the Sublet Premises. Sublandlord hereby represents and warrants to Subtenant that, to the best knowledge of Paul W. Morgan, Manager, North American and Latin American Real Estate, Sublandlord has not received notice of the existence of any violation of Legal requirements or Insurance requirements with respect to the Sublet Premises prior to the date of this Sublease.

Subtenant shall not use, generate, treat, store, or dispose of “Hazardous Substances” (as hereinafter defined) on the Sublet Premises or anywhere in the Building or on the Land without giving prior written notification to Sublandlord, including the identity and amounts of the Hazardous Substances which Subtenant proposes to use, and receiving prior written consent from Sublandlord, which may be withheld or conditioned in Sublandlord’s sole discretion. In all events, Subtenant’s use of Hazardous Substances must be in full and complete accordance with all Legal Requirements applicable thereto. Subtenant shall indemnify, save harmless, and defend (with counsel reasonably satisfactory to Sublandlord) Sublandlord, its officers, directors, employees, contractors, servants and agents, from and against all loss, costs, damages, claims, proceedings, demands, liabilities, penalties, fines and expenses, including without limitation reasonable attorneys’ fees, consultants’ fees, litigation costs, and cleanup costs, asserted against or incurred by Sublandlord, its officers, directors, employees, contractors, servants and agents at any time and from time to time resulting from the presence of any Hazardous Substances in the Building or on the Land during the Sublease Term arising after Subtenant’s taking possession of the Sublet Premises and resulting from (a) the negligence or willful misconduct of Subtenant, its officers, directors, employees, contractors, servants and agents, or (b) Subtenant’s generation, storage, treatment, handling, transportation, disposal or release of any Hazardous Substances at or near the Building or the Land, or (c) the violation of any applicable law governing Hazardous Substances by Subtenant, its officers, directors, employees, contractors, servants or agents. Sublandlord shall indemnify, save harmless, and defend (with counsel reasonably satisfactory to Subtenant) Subtenant, its officers, directors, employees, contractors, servants and agents, from and against all loss, cost, damages, claims, proceedings, demands, liabilities, penalties, fines and expenses, including without limitation reasonable attorneys’ fees, consultants’ fees, litigation costs, and clean-up costs, asserted against or incurred by Subtenant, its officers, directors, employees, contractors, servants and agents at any time and from time to time resulting from the presence of any Hazardous Substances in the Building or on the Land during the Sublease Term and resulting from (a) the negligence or willful misconduct of Sublandlord, its officers, directors, employed, contractors, servants and agents, or (b) Sublandlord’s generation, storage, treatment, handling, transportation, disposal or release of any Hazardous Substances at or near the Building or the Land, or (c) the violation of any applicable law governing Hazardous Substances by Sublandlord, its officers, directors, employees, contractors, servants or agents. As used in this Sublease, “Hazardous Substances” shall mean any chemical, substance, waste, material, gas or emission which is deemed hazardous, toxic, a pollutant, or a contaminant under federal, state or local statute, law, ordinance, rule or regulation, nor or hereafter in effect. “Hazardous Substances” include but are not limited to petroleum, petroleum products, asbestos, chlorofluorocarbons (CFCs), radon gas and polychlorinated biphenyls (PCBs). Upon request by Sublandlord from time to time, Subtenant shall certify in writing to Sublandlord that no portion of the Sublet Premises, the Building or the Land has been or is then being used by Subtenant or by anyone claiming under Subtenant for the use, generation, treatment, storage, or disposal of Hazardous Substances and that to the current, actual knowledge of Subtenant, no such Hazardous Substances are present in or on the Sublet Premises except those set forth in such certification. The indemnities and duties to defend set forth in this Section shall survive the expiration or earlier termination of this Sublease.

7.    Assignment and Subletting.    Except as expressly set forth below, Subtenant shall not assign, transfer, mortgage or pledge this Sublease, nor sublet all or any part of the Sublet Premises, or enter into any other license or occupancy arrangement, whether voluntary or involuntary or by operation of law (collectively a “Transfer”), without Sublandlord’s prior written consent, which consent shall not be unreasonably withheld, delayed or conditioned.

Notwithstanding the foregoing, Subtenant shall have the right, without the consent of Sublandlord, to sublease all or any portion of the Sublet Premises or to assign its rights under this Sublease (a) to any Affiliate (using the definition set forth in the Prime Lease) of Subtenant, (b) to any successor entity to Subtenant created by merger, consolidation, liquidation or reorganization, or (c) to any entity which acquires ownership of all or substantially all of the assets of Subtenant, whether or not there is a change in Subtenant’s name.

No Transfer, nor any collection of rent by Sublandlord from any person or entity other than Subtenant, shall relieve Subtenant of its obligations to fully observe and perform the terms, covenants, and conditions hereof. No consent by Sublandlord in a particular instance shall be deemed a waiver of the obligation to obtain Sublandlord’s consent in another instance. Subtenant shall pay to Sublandlord as received fifty percent (50%) of any excess of amounts received pursuant to an assignment, subletting, license or other occupancy arrangement in excess of the Rent due hereunder, net of any commissions or other expenses incurred by Subtenant in connection therewith. For the purposes of this Sublease, the transfer of a majority ownership interest in Subtenant shall be deemed a Transfer.

8.    Insurance.    Subtenant shall maintain in full force and effect during the Sublease Term general liability insurance with a limit of not less than $1,000,000 per occurrence for bodily injury and property damage (which coverage may be provided by an umbrella excess liability insurance policy), under which Sublandlord and Landlord are named as additional insureds as to the indemnities and obligations expressly assumed by Subtenant hereunder. Such policy shall include Premises and Operations, Products and Completed Operations, Contractual Liability, and Personal and Advertising Injury. In addition,

Subtenant shall obtain and maintain in force throughout the Sublease Term, “all-risk” property insurance upon the contents of the Sublet Premises on a full replacement cost basis. Such policies shall be issued by a responsible insurance company rated no less than “A-:VII” by A.M. Best, or the financial equivalent thereof, and which is authorized to do business in the state in which the Leased Premises are located. Subtenant shall deliver certificates of such insurance to Sublandlord before the Commencement Date and thereafter not less than fifteen (15) days prior to each policy renewal, providing evidence that the required insurance coverage is in effect throughout the Sublease Term. All certificates of insurance shall be mailed to Compaq Computer Corporation, 20555 State Highway 249, Houston, TX 77269-2000, Attention: Real Estate Manager, MS130109. Subtenant’s insurance policies shall provide that they may not be cancelled, non-renewed, or materially changed so as not to comply with the foregoing insurance provisions without thirty (30) days’ prior written notice to Sublandlord. Sublandlord and Subtenant each waive all claims and rights against the other and their respective officers, directors, employees, contractors, servants and agents, for any damage to or destruction of real or personal property of Sublandlord or Subtenant, regardless of cause or origin and regardless of any proceeds or recoveries from any insurance policies, and all insurance policies required of Subtenant hereunder shall include a waiver of its right of subrogation against Sublandlord. All such insurance shall be obtained at Subtenant’s sole cost and expense. Sublandlord shall have no responsibility or liability for any loss of or damage to personal property or trade fixtures of Subtenant, damage to all such property and fixtures being Subtenant sole risk. IT IS THE EXPRESS INTENTION OF SUBLANDLORD AND SUBTENANT THAT THE WAIVERS CONTAINED IN THIS SECTION 8 APPLY TO ALL MATTERS DESCRIBED HEREIN, INCLUDING, WITHOUT LIMITATION, ANY OF THE SAME THAT ARE CAUSED IN WHOLE OR IN PART BY THE NEGLIGENCE OF SUBLANDLORD, SUBTENANT, OR THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, CONTRACTORS, SERVANTS AND AGENTS.

In the event that Sublandlord receives a notice of cancellation of such insurance policy, Sublandlord may, if such cancellation is not remedied within five (5) days after written notice from Sublandlord to Subtenant, then, in addition to and without thereby waiving any other remedies therefor, either (i) pay the premiums necessary to prevent such cancellation or (ii) obtain substitute insurance and bill Subtenant therefor. Subtenant shall reimburse Sublandlord therefor by paying such amount to Sublandlord, as part of Rent, within ten (10) days after demand by Sublandlord.

9.    Indemnification.    To the maximum extent that this agreement may be made effective according to law, but subject to the waiver of subrogation in Section 8 above, Subtenant agrees that it will defend and indemnify Sublandlord and save Sublandlord harmless from and against all liabilities, obligations, claims, damages, penalties, causes of action, costs and expenses (including, without limitation, attorneys’ fees and expenses) imposed upon or incurred by or asserted against Sublandlord by reason of any accident, injury to, or death of persons, or damage to or loss of property other than that of Sublandlord and Subtenant, in or about the Sublet Premises, during the Sublease Term or such other period of time as Subtenant is in occupancy or possession of all or any portion of the Sublet Premises, unless caused by the negligence or willful misconduct of Sublandlord, or its officers, directors, employees, contractors, servants or agents. In case any action, suit or proceeding is brought against Sublandlord by reason of any such occurrence, Subtenant, upon Sublandlord’s request, shall at Subtenant’s expense, cause such action, suit or proceeding to be resisted and defended by counsel reasonably satisfactory to Sublandlord. To the maximum extent that this agreement may be made effective according to law, but subject to the waiver of subrogation in Section 8 above, Sublandlord agrees that it will defend and indemnify Subtenant and save Subtenant harmless from and against all liabilities, obligations, claims, damages, penalties, causes of action, costs and expenses (including, without limitation, attorneys’ fees and expenses) imposed upon or incurred by or asserted against Subtenant by reason of any accident, injury to, or death of persons, or damage to or loss of property other than that of Sublandlord and Subtenant, in or about that portion of the

Leased Premises other than the Sublet Premises, unless caused by the negligence or willful misconduct of Subtenant, or its officers, directors, employees, contractors, servants or agents. In case any action, suit or proceeding is brought against Subtenant by reason of any such occurrence, Sublandlord, upon Subtenant’s request, shall at Sublandlord’s expense, cause such action, suit or proceeding to be resisted and defended by counsel reasonably satisfactory to Subtenant. The provisions of this Section shall survive the expiration or earlier termination of this Sublease.

10.    Maintenance and Services.    Subtenant hereby agrees that it is relying directly on Landlord’s obligations under the Prime Lease for all maintenance, services and repairs to the Sublet Premises. If Landlord shall default in any of its obligations to Sublandlord under the Prime Lease, Sublandlord shall reasonably cooperate with Subtenant, upon written request by Subtenant and at Subtenant’s sole cost and expense, in enforcing Sublandlord’s rights against Landlord under the Prime Lease; provided, however, that if Landlord has also defaulted in such obligations with regard to the remainder of the Leased Premises, any correspondence, action or proceeding sent or brought by Sublandlord against Landlord shall also, at no cost to Subtenant, seek to require Landlord to resume such services with regard to the Sublet Premises.

In addition to performing all other obligations of Sublandlord under the Prime Lease relating to the repair and maintenance of the Sublet Premises, Subtenant shall, at its expense, maintain the interior non-structural portions of the Sublet Premises in good order and condition, except for reasonable wear and tear and damage caused by fire or other casualty, taking, default by Sublandlord hereunder, or by any negligent act or omission or willful act or omission by Sublandlord, its officers, directors, employees, contractors, servants or agents.

11.    Prime Lease.

a.    Incorporation of Prime Lease.    Except as otherwise expressly provided herein, Sublandlord grants to Subtenant, to share in common with Sublandlord, all of Sublandlord’s rights, benefits, and interests with respect to the Sublet Premises, and Subtenant agrees to accept from Sublandlord and hereby assumes all of Sublandlord’s obligations and burdens under the Prime Lease with respect to the Sublet Premises, as if all of such rights and obligations were set forth herein in their entirety, provided that the terms and conditions hereof shall be controlling whenever the terms and conditions of the Prime Lease are contradictory to or inconsistent with the terms and conditions hereof, and provided further that those provisions of the Prime Lease which are protective and for the benefit of the Landlord shall in this Sublease be deemed to be protective and for the benefit of the Landlord and Sublandlord. Notwithstanding the foregoing sentence, the following provisions of the Prime Lease are not incorporated into this Sublease and Subtenant shall have no rights or obligations with respect to the subject matter thereof: Section 2.02; Article 3; the second paragraph of Section 7.05; Section 13.01; the second paragraph of Section 14.01; Section 16.02; Section 17.09; Section 17.10; Section 17.22; Section 17.25; Exhibit “D”; Exhibit “G”; Exhibit “H”; Exhibit “J”; Exhibit “K”; Exhibit “L”; Exhibit “M”; Exhibit “N”; Exhibit “O”; and Exhibit “R”.

Subtenant shall have no liability or obligation under the Prime Lease with regard to (a) any portion of the Leased Premises other than the Sublet Premises, or (b) any provisions of the Prime Lease, including provisions thereof involving the payment of rent or additional rent, which are replaced or superceded by the terms and provisions of this Sublease, or which are otherwise inapplicable to Subtenant and the Sublet Premises. Without limiting the generality of the foregoing, Subtenant shall have no liability or obligation under the following provisions of the Prime Lease: Article 4; Article 5; Section 9.02; the last sentence of 10.01; and Exhibit “D”.

Subtenant represents that it has read and is familiar with the terms of the Prime Lease.

b.    Performance of Prime Lease.    Subtenant covenants and agrees faithfully to observe and perform all of the terms, covenants and conditions of the Prime Lease on the part of Sublandlord to be performed with respect to the portion of the Leased Premises thereunder comprising the Sublet Premises, and neither to do nor cause to be done, nor suffer nor permit any act or thing to be done, which would or might cause the Prime Lease to be canceled, terminated, forfeited or surrendered, or which would or might make Sublandlord liable for any damages, claims or penalties. Sublandlord covenants and agrees faithfully to observe and perform all of the terms, covenants and conditions of the Prime Lease on the part of the Sublandlord to be performed with respect to the remainder of the Leased Premises, and neither to do nor cause to be done, nor suffer nor permit any act or thing to be done, which would or might cause the Prime Lease to be cancelled, terminated, forfeited or surrendered, or which would or might make Subtenant liable for any damages, claims or penalties. Sublandlord represents and warrants to Subtenant that Sublandlord did not exercise its termination option set forth in Exhibit “J” of the Prime Lease. Sublandlord shall not exercise any further or additional termination options or rights with regard to the Prime Lease, other than in consequence of a casualty or taking, without Subtenant’s prior, written consent (and in connection with a termination by Sublandlord in consequence of a casualty or taking, Sublandlord shall first consult with (but shall not be required to obtain the approval of) Subtenant).

c.    Consents.    Sublandlord shall not be required to give any consent required or permitted under the terms of this Sublease with respect to any matter on which the Prime Lease requires the consent of Landlord until it has first obtained the written consent of the Landlord with respect to such matter. Upon written request by Subtenant, Sublandlord agrees to use reasonable efforts (not involving the payment of money, unless Subtenant pays such money) to obtain such consent of the Landlord in a timely manner.

d.    No Sublandlord Obligation.    Except as otherwise specifically provided herein: (a) Sublandlord shall not have any obligation to construct, maintain, alter, restore or repair the Sublet Premises, the Building, or any parking area or other facility or improvement appurtenant thereto or to provide Subtenant with any service of any kind or description whatsoever, (b) Sublandlord shall not be deemed to have made any representation or warranty made by Landlord in the Prime Lease, and shall not be liable to Subtenant for any breach of any such representation or warranty, and (c) Sublandlord shall not be responsible for the performance of Landlord’s obligations under the Prime Lease or be liable in damages or otherwise for any negligence of Landlord or for any damage or injury suffered by Subtenant as a result of any act or failure to act by Landlord or any default by Landlord in fulfilling its obligations under the Prime Lease. Upon written request by Subtenant, Sublandlord agrees to use reasonable efforts (not involving the payment of money, unless Subtenant pays such money) to cause Landlord to perform its obligations under the Prime Lease in a timely manner; provided, however, that if Landlord has also defaulted in such obligations with regard to the remainder of the Leased Premises, any correspondence, action or proceeding sent or brought by Sublandlord against Landlord shall also, at no cost to subtenant, seek to require Landlord to cure such default with regard to the Sublet Premises. Subtenant and Sublandlord each hereby waives all claims for consequential damages against the other arising out of any breach or failure to perform or observe the requirements and obligations created by this Sublease except with respect to claims by Sublandlord against Subtenant described in Section 28(b) below.

e.    Termination.    If the Prime Lease is terminated pursuant to any provision of the Prime Lease or otherwise, (i) this Sublease shall terminate simultaneously therewith, and (ii) any unearned Rent paid in advance shall be refunded to Subtenant unless such termination was the result of a breach by Subtenant of any term, covenant or condition of this Sublease.

12.    No Alterations.    Subtenant shall make no alterations, additions or improvements to the Sublet Premises or to any portion of the Building without on each occasion first obtaining (i) the prior written consent of Sublandlord, which consent shall not be unreasonably withheld, delayed or conditioned, and (ii) when required by the terms of the Prime Lease, the prior written consent of the Landlord. Upon written request by Subtenant, Sublandlord agrees to use reasonable efforts (not involving the payment of money, unless Subtenant pays such money) to obtain such consent of the Landlord, when required under the Prime Lease, in a timely manner. All work shall be done in accordance with the terms and conditions of the Prime Lease and all Legal Requirements and Insurance Requirements.

13.    Defaults and Remedies.    The occurrence of any of the following shall constitute an “Event of Default” hereunder: (i) if Subtenant fails to pay any Rent when due and such failure continues for five (5) days after written notice of such failure, provided, however, that Subtenant shall not be entitled to such notice if Sublandlord has given notice to Subtenant of two (2) or more previous such failures within a calendar year, in which event for the remainder of such calendar year such failure shall constitute a default hereunder upon the expiration of five (5) days after such payment was due, or (ii) if Subtenant fails to perform or observe any of the terms of this Sublease other than those requiring the payment of Rent and such failure continues for fifteen (15) days after Sublandlord gives written notice of said failure or if such failure reasonably requires more than fifteen (15) days to remedy, Subtenant has not commenced efforts to remedy such failure within such fifteen (15) day period and thereafter exercised diligent and continuous efforts to bring such remedy to a conclusion; provided, however, that if the grace period for such default provided to Sublandlord under the Prime Lease is shorter than the foregoing, the length of Subtenant’s grace period shall be one-half of Sublandlord’s grace period; or (iii) if the subleasehold hereby created shall be taken on execution, or by other process of law, or if any assignment shall be made of Subtenant’s property for the benefit of creditors, or if a receiver, guardian, conservator, trustee in bankruptcy or similar officer shall be appointed to take charge of all or any part of Subtenant’s property by a court of competent jurisdiction, or if a petition is filed by Subtenant under any bankruptcy or insolvency law, or if a petition is filed against Subtenant under any bankruptcy law and the same shall not be dismissed within sixty (60) days from the date upon which it is filed; or (iv) the occurrence, with respect to Subtenant, of any of the events described in Section 15.01(d), (e) or (f) of the Prime Lease.

If an Event of Default occurs, Sublandlord may at its option immediately or at any time thereafter exercise any one or more of the remedies provided in the Prime Lease with respect to a default thereunder by Sublandlord. Upon termination of this Sublease, Subtenant shall surrender the Sublet Premises to Sublandlord in accordance with the terms of this Sublease. Subtenant’s liability hereunder shall survive such termination.

If an Event of Default occurs, Sublandlord shall have the right, but not the obligation, without the necessity of terminating this Sublease, to enter the Sublet Premises and perform any of Subtenant’s obligations notwithstanding that no specific provision for such substituted performance by Sublandlord is made in this Sublease. All sums so paid by Sublandlord, and all costs and expenses incurred by Sublandlord in connection with the performance of Subtenant’s obligations, plus interest thereon at the rate of eighteen percent (18%) per annum (or, if less, the maximum rate of interest permitted at such time by law), shall be deemed part of Rent and shall be payable to Sublandlord immediately upon demand.

The rights and remedies granted to Sublandlord and Subtenant herein are cumulative and in addition to any others Sublandlord may be entitled to at law or in equity.

In the event of any controversy, claim or dispute between Sublandlord and Subtenant affecting or relating to the subject matter or performance of the rights, duties and obligations under this Sublease, the prevailing party shall be entitled to recover from the nonprevailing party all of the prevailing party’s reasonable expenses, including, without limitation, attorneys’ fees, accountants’ fees, consultants’ fees, court costs and interest.

All sums not paid by Subtenant when due hereunder (regardless of whether or not the applicable grace period has expired) shall bear interest at a rate equal to the lesser of (i) 1-1/2% per month or (ii) the highest rate permitted by law (the “Default Rate of Interest”), which interest shall be payable to Sublandlord as part of Rent hereunder immediately upon demand.

In the event of any default or breach by Sublandlord under this Sublease, Subtenant shall have identical rights and remedies with regard to this Sublease as Sublandlord has with regard to the Prime Lease pursuant to Section 15.07 of the Prime Lease except that Subtenant shall not be entitled to exercise any right of self-help.

14.    Surrender.    Upon the expiration or earlier termination of the Sublease Term, Subtenant shall surrender the Sublet Premises free and clear of all tenants and occupants, and in good order and condition, reasonable wear and tear and damage by casualty or taking only excepted. All alterations, additions and improvements made by Subtenant shall remain part of the Sublet Premises and shall not be removed unless Sublandlord so requests such removal by notice to Subtenant at least thirty (30) days prior to the expiration or earlier termination date. Subtenant shall repair any damage to the Sublet Premises caused by the removal of its property. Any property of Subtenant not removed at or prior to the expiration or within fifteen (15) days after any earlier termination of the Sublease Term may be removed and stored or disposed of by Sublandlord as it deems appropriate in its sole discretion. Subtenant agrees to reimburse Sublandlord for all of Sublandlord’s costs resulting from such removal and storage or disposition.

15.    Notices.    All notices relating to this Sublease or the Sublet Premises shall be in writing and addressed, if to Subtenant, to the Sublet Premises, with a copy to Jonathan K. Newsome, Fulbright & Jaworski, L.L.P., 1301 McKinney, Suite 5100, Houston, Texas 77010-3095, and to Patrick Bryant, NetIQ Corporation, 851 SW 6th Avenue, Suite 1200, Portland, Oregon 92704 or to such other address in the continental United States as Subtenant shall designate in writing; and if to Sublandlord, to: Compaq Computer Corporation, 20555 State Highway 249, Houston, TX 77269-2000, Attention: Real Estate Manager, MS130109, with a copy to Compaq Computer Corporation, 305 Rockrimmon Blvd., South, Colorado Springs, CO 80919-2302, Attention: Lease Administrator, MS: CXO3-1/D12, or to such other address in the continental United States as Sublandlord shall designate in writing. No notice from Subtenant to Landlord shall be effective as to Sublandlord unless Subtenant delivers a copy of such notice in the manner set forth in this section to Sublandlord simultaneously with delivery of such notice to Landlord. Any notice shall be deemed duly given (i) when delivered by hand, if so delivered and a receipt obtained, or (ii) four (4) days after being deposited with the U.S. Postal Service addressed to such address, postage prepaid, certified mail, return receipt requested, or (iii) the next business day after being delivered to an overnight courier with acceptance signature required.

16.    Effect.    This Sublease sets forth the entire agreement of the parties hereto with respect to the Sublet Premises and shall be binding upon the parties hereto and their respective successors and assigns.

17.    Applicable Law.    This Sublease shall be governed by and construed in accordance with the laws of the state in which the Sublet Premises are located.

18.    Modification, etc.    Neither this Sublease nor any provision hereof may be waived, modified, amended, discharged or terminated, except by an instrument in writing signed by both parties.

19.    Severability.    If any term or provision of this Sublease or the application thereof to any person or circumstance shall to any extent be held invalid or unenforceable, the remainder of this Sublease or the application of such term or provision to other persons or circumstances shall not be affected thereby, and each term and provision of this Sublease shall be valid and enforceable to the fullest extent permitted by law.

20.    No Waiver.    No failure by Sublandlord or Subtenant to insist upon the strict performance of any term hereof or to exercise any right, power or remedy consequent upon a breach thereof, and no acceptance of full or partial Rent by Sublandlord during the continuance of such breach, shall constitute a waiver of any such breach or of any such term. Sublandlord’s consent in one instance hereunder shall not relieve Subtenant of the requirement of obtaining Sublandlord’s consent in any other instance.

21.    Broker.    Sublandlord shall be responsible for paying the brokerage commission due to Cushman & Wakefield of Texas, Inc. (the “Broker”) in connection with this Sublease. Subtenant and Sublandlord each represents and warrants to the other that it has not dealt with any broker or agent in connection with this Sublease other than the Broker, and it shall indemnify, defend (with counsel reasonably satisfactory to the indemnified party) and hold the other party hereto harmless from and against all claims, liabilities, losses, damages, costs and expenses arising from a breach of such representation and warranty.

22.    Mechanics’ Liens.    Subtenant shall not cause or permit any liens for labor or materials to attach to the Sublet Premises, the Building or the Land as a result of any work performed by or on behalf of Subtenant, and shall immediately discharge any such liens which may so attach.

23.    Confidentiality.    Except as otherwise required by Legal Requirements or order of court, all terms and conditions of this Sublease shall be kept confidential by all parties and shall not be disclosed without the consent of the other party.

24.    Security Deposit.    Upon the execution of this Sublease, Subtenant will pay to Sublandlord the sum of $64,247.42 (the “Security Deposit”) as security for the punctual performance of each and every obligation of Subtenant under this Sublease. Sublandlord may commingle such amount with Sublandlord’s other funds to the extent permitted by applicable law, and no interest shall be due thereon. Sublandlord may use the Security Deposit to cure any default by Subtenant, and Subtenant shall immediately reimburse Sublandlord, on demand, the amount so expended. Sublandlord may assign the Security Deposit to any successor holder of the Sublandlord’s interest under the Prime Lease, and thereafter Sublandlord shall have no further responsibility therefor. The Security Deposit or the remaining portion thereof shall be refunded to Subtenant upon the expiration or earlier termination of the Sublease Term provided that Subtenant is not then in default hereunder.

25.    Waiver of Lien.    Sublandlord irrevocably and unconditionally waives any and all liens that would or might otherwise serve to secure the performance by Subtenant of its obligations under this Sublease. Sublandlord shall, from time to time, execute whatever further or additional documentation is reasonably requested by Subtenant or any lender proposing to lend funds to Subtenant for the limited purpose of evidencing or confirming the waiver contained in this Section 25.

26.    Right of First Offer.    In the event that at any time during the Sublease Term Sublandlord makes a final determination to vacate for the remainder of the term of the Prime Lease all or any portion of the Leased Premises on the 10th floor of the Building, and Sublandlord does not wish to or is not able to surrender such space to the Landlord, Sublandlord shall so notify Subtenant and Subtenant shall have a right of first offer to sublease such space subject to the provisions of this Section.

Sublandlord shall give written notice to Subtenant (the “Offer Notice”) of the space which will be available for sublease by Subtenant (the “Offer Space”) prior to listing such space for sublease with a broker or otherwise offering it for sublease to, or entering into a sublease of it to, any other party.

Sublandlord shall specify in the Offer Notice the terms (the “Offer Terms”) upon which Sublandlord is willing to sublease the Offer Space to Subtenant, which shall include: (i) a term coterminous with this Sublease, (ii) the rent per rentable square foot of area in the Offer Space (which amount shall be (A) for Offer Notices given prior to May 1, 2003, an amount equal to the rent then payable hereunder with respect to the Sublet Premises initially subleased by Subtenant hereunder, and (B) for Offer Notices given on or after May 1, 2003, such amount as Sublandlord reasonably determines to be fair market rent for the Offer Space for the then-remaining Sublease Term), and (iii) such other terms and conditions as determined by Sublandlord in its sole discretion. Provided that the “Offer Conditions” (as hereafter defined) are then satisfied, Subtenant shall have the right to sublease all (but not less than all) of the Offer Space upon the Offer Terms by providing its written unconditional acceptance of the offer set forth in the Offer Notice to Sublandlord within ten (10) days after Sublandlord gives the Offer Notice to Subtenant.

If (a) within ten (10) days after Sublandlord gives the Offer Notice to Subtenant, Subtenant does not unconditionally accept the Offer as to all of the Offer Space, or (b) if Subtenant accepts the Offer as aforesaid but does not upon receipt from Sublandlord of an amendment to this Sublease for the subject space (an “Offer Space Sublease Amendment “) conforming to the provisions of this Section and making no other changes to this Sublease, execute and deliver such Offer Space Sublease Amendment within fifteen (15) days after receipt thereof from Sublandlord, then Sublandlord shall be free to rent all or any portion of the Offer Space to any party upon such terms and conditions as Sublandlord may elect in its sole discretion provided that such terms and conditions are not materially more favorable to such third party than the Offer Terms, and Subtenant’s rights under this Section with respect to the space described in the Offer Notice shall be terminated and of no further force or effect. Expiration or termination of this Sublease shall terminate all obligations of Sublandlord and all rights of Subtenant under this Section.

If Subtenant exercises its right of first offer in accordance with the provisions of this Section and gives the notice to Sublandlord and delivers the Offer Space Sublease Amendment to Sublandlord within the time periods set forth above, then the Offer Space shall become subject to all of the terms of this Sublease; provided, however, that to the extent to which the terms contained in the Offer Notice are inconsistent with any of the terms of this Sublease, the terms of the Offer Notice shall apply to the Offer Space. If Subtenant so exercises the right to sublease set forth in this Section, Sublandlord shall deliver the Offer Space to Subtenant free of occupants and in broom clean condition, on the date set forth in the Offer Terms. Time is of the essence with respect to the provisions of this Section.

As used herein the term “Offer Conditions” shall mean that (a) (i) the original Subtenant named in the preamble to this Sublease, and/or (ii) its successor in interest (as approved by Sublandlord as provided in this Sublease) to the entire subtenant’s interest under this Sublease, and/or (iii) an affiliate of such original named Subtenant or such an approved successor is then collectively occupying the entire Sublet Premises (except for such portion, if any, as is then occupied by a firm with such original named Subtenant or approved successor or affiliate then maintains a material business relationship), (b) no default of Subtenant shall exist and be continuing at the time Sublandlord provides Subtenant with the Offer Notice or at the time of acceptance of the offer set forth in the Offer Notice by Subtenant, and (c) Subtenant’s net worth shall not be materially less at the time of such offer than as of the date of this Sublease.

27.    Consent of Landlord.    The effectiveness of this Sublease shall be conditioned upon the receipt of written consent of the Landlord to this Sublease in form and content acceptable to Sublandlord. All costs and expenses charged by Landlord to Sublandlord in connection with its review of this Sublease, up to but not exceeding $2,500.00, shall be paid by Subtenant, regardless of whether Landlord consents thereto.

28.    Additional Provisions.

(a)    Sublandlord and Subtenant each hereby represents and warrants to the other that (i) it has the full right and authority to enter into this Sublease and (ii) the person executing this Sublease on its behalf has been authorized to do so.

(b)    In the event that Subtenant fails to vacate the Sublet Premises upon the expiration or earlier termination of the Sublease Term, Subtenant shall indemnify, defend (with counsel reasonably satisfactory to Sublandlord) and hold Sublandlord harmless from and against all claims, liabilities, losses, damages, costs and expenses arising out of or relating to such failure on the part of Subtenant so to vacate, including without limitation, all claims of Landlord under the Prime Lease or otherwise.

(c)    Subtenant shall have the same rights as Sublandlord to the use of building risers and the installation and use of rooftop antenna(e), which rights shall, in all cases, be exercised (i) subject to the prior exercise of any or all of such rights by Sublandlord or any other party to whom Sublandlord has granted such rights, (ii) subject to the prior written approval of Sublandlord, which shall not be unreasonably withheld, delayed or conditioned, and of Landlord, (iii) at Subtenant’s sole cost and expense, and (iv) in accordance with the provisions of the Prime Lease and this Sublease. Subject to the prior exercise of any or all of such rights by Sublandlord and any party to whom Sublandlord has granted such rights, all of which shall be disclosed by Sublandlord to Subtenant in writing contemporaneously with the execution of this Sublease, the use of building risers and installation and use of rooftop equipment granted under the Prime Lease shall be shared by Sublandlord and Subtenant on a pro rata basis, based on the square footage of the Leased Premises and the Sublet Premises.

(d)    Subtenant, on paying the Rent and keeping and performing the conditions and covenants herein contained, shall and may peaceably and quietly enjoy the Sublet Premises for the Sublease Term, subject to all applicable laws and ordinances, applicable insurance requirements and regulations, and the provisions of the Prime Lease and this Sublease.

IN WITNESS WHEREOF, this Sublease has been executed under seal as of the date first written above.

Sublandlord: COMPAQ COMPUTER CORPORATION

By:
Name: Title:

Subtenant: NetIQ CORPORATION

By:
Name: James A. Barth Title: CFO

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